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                                                              Exhibit 9(v)(iii)
                                                                 Dec-06

                         GANNETT, WELSH & KOTLER, LLC.

                CODE OF ETHICS UNDER RULE 17j-1 AND RULE 204A-1

                                 INTRODUCTION

   Each of Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 generally prohibits persons associated with an investment company or its investment adviser from engaging in any fraudulent, deceptive, manipulative or otherwise unlawful practice in connection with the purchase or sale by such persons of securities held or acquired by the investment company or an investment management client.

   Set forth below is the Code of Ethics adopted by Gannett, Welsh & Kotler, LLC. (the "Company"). This Code of Ethics is based on the principle that the directors, officers and employees of the Company owe a fiduciary duty to the shareholders of the mutual funds advised by the Company and to its managed accounts to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of the shareholders and accounts; (ii) taking advantage of their position; (iii) any actual or potential conflicts of interest; and
(iv) violating all applicable federal securities laws. The Company shall provide a copy of this Code of Ethics (and amendment thereto) to each access person on no less than an annual basis.

   Please direct any questions to the Compliance Department. Please report any violations of the Code of Ethics promptly to T. Williams Roberts, III the Chief Compliance Officer for the Company.

                                CODE OF ETHICS

I. Definitions

   1. "Funds" means any registered investment companies under the management of the Company.

   2. "Board of Directors" means the Board of Directors of the BNY Hamilton
Funds.

   3. "Officer" means any officer of the Company other than one serving solely as Secretary or Assistant Secretary.

   4. "Access person" means any director, officer or employee of the Company who (a) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or (b) is involved in making

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securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers or employees of the Company who maintain their primary office at the offices of the Company shall be deemed to be an "access person."

   5. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

   6. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. "Beneficial ownership" is generally understood to include those securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner.

   7. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

   8. "Covered Security" shall include all forms of debt and equity securities, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act, except that it shall not include shares of registered open end investment companies (other than exchange-traded funds) that are not advised or sub-advised by the firm or within the BNY Hamilton Family of Funds, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

   9. "Principal Executive Officers" shall include the Chief Compliance Officer, Executive Vice President, First Senior Vice President, Director of Equities, or the President of Gannett Welsh & Kotler, LLC.

   10. "Restricted List" shall mean a list of Covered Securities (maintained by the Compliance Department in conjunction with the Equity Department. A Covered Security will be placed on the list if:

   (a) The issuer of that Covered Security is a candidate for addition or removal from one or more of the Company's model equity portfolios; or

   (b) The issuer of that Covered Security is already included in one of the Company's model portfolios, but the Company is considering increasing or reducing its exposure to such issuer.

II. Prohibited Transactions

   1. It is a basic policy that no access person should be permitted to profit in his or her personal securities transactions from the securities activities of the Funds or the managed accounts of the Company. Accordingly, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transactions

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acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale (a) is being purchased or sold by a Fund or the Company's managed accounts or (b) is being considered for purchase and sale by a Fund or the Company's managed accounts unless, in addition to the approval required under Section IV, the portfolio manager of such Fund and the Company's managed accounts has determined that such transaction would not adversely affect the Fund or the managed accounts, as per the guidelines in Section III (6).

   2. No access person shall disclose to other persons the securities activities engaged in or contemplated for the Funds or the Company's managed accounts.

   3. No access person shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Company in exchange for any action being taken by such person on behalf of the Company. For the purposes of this provision, gifts from broker-dealers or other persons providing services to the Company without regard to any specified transaction or action (or if in connection with a transaction, is a gift also provided to other participants) including but not limited to those in the following categories, will not be considered to be in violation of this section:

       (i)    an occasional meal;

       (ii) an occasional ticket to a sporting event, the theater or comparable entertainment; and

       (iii)  a typical holiday gift.

   In addition, no access person shall:

   1. Acquire any securities in an initial public offering, in order to preclude any possibility of such person profiting from his or her position with the Company, purchase any securities on margin or purchase options on securities.

   2. Purchase or sell a Covered Security within at least seven calendar days before and after a Fund or a managed account trades in that Covered Security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement.

   3. Purchase any securities in a private placement, without prior approval of the Chief Compliance Officer, or in his absence, one of the other principal executive officers of the Company. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in a subsequent consideration of an investment in the issuer for a Fund or a managed account. In such circumstances, the decision to purchase securities of the issuer shall be subject to independent review by a Company officer with no personal interest in the issuer.

   4. Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.

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   5. Serve on the board of directors of any publicly traded company without prior authorization of the Chief Compliance Officer. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Company's clients, the Funds and their shareholders.

III. Exempted Transactions

   The prohibitions of Sections II of this Code shall not apply to:

   1. Purchases or sales effected in any account over which a person has no direct or indirect influence or control or in an account which is a product of the Company and is managed in a manner consistent with the management of such product for clients of the Company in general.

   2. Purchases or sales of shares of any registered open-ended investment company (other than exchange-traded funds, the BNY Hamilton Funds or any other fund for which The Bank of New York or an affiliate serves as investment adviser).

   3. Purchases or sales which are non-volitional on the part of a person.

   4. Purchases which are part of an automatic dividend reinvestment plan.

   5. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

   6. Purchases or sales (or classes of purchases and sales) which receive the prior approval of the Chief Compliance Officer, or in his absence another principal executive officer of the Company, because:

      (i) they are only remotely potentially harmful to a Fund or the Company's other managed accounts; or

      (ii)  they would not provide any improper benefit to the employee; or

      (ii) they would be very unlikely to affect a highly institutional market; or

      (iii) they clearly are not related economically to securities to be purchased, sold or held by a Fund or the Company's managed accounts;

       provided, however, that purchases or sales (other than transactions in the BNY Hamilton Funds or any other fund for which The Bank of New York or an affiliate serves as investment adviser) will not be approved:

       (a)if the Covered Security is on the Restricted List; or


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       (b)if the Covered Security is being traded on the same trading day in which a Fund or the Company's managed accounts are executed a trade in such securities and

          (i) The issuer has an average daily trading volume over the previous 90 days of less than 100,000 shares; or

          (ii) The Company's trading volume in the Covered Security for a particular day is greater than or equal to 5% of such Covered Security's average daily trading volume over the previous 90 days.

IV. Prior Approval

   All access persons shall receive prior approval from a principal executive officer of the Company, before purchasing or selling securities. Any such approval shall be effective only with respect to transactions made on that approval date. (i.e, if an access person receives approval for a trade and does not execute the trade on that day, such access person must re-obtain approval to execute the trade on the following day.)

V. Reporting

   Every access person shall report to the C.C.O., the Compliance Department or to someone they may delegate with respect to transactions in any covered security as required by the Investment Advisers Act of 1940 and will supply duplicate copies of personal securities transactions confirmations and copies of periodic statements for securities accounts (within ten (10) calendar days of the quarter end). Access persons shall also file reports of their Covered Security holdings within ten (10) calendar days of becoming an access person and an annual holdings report within thirty (30) calendar days of year-end. The year-end brokerage account statements may be used for this purpose. Access persons shall also file annual listings of all brokerage, dealer or bank accounts that contain ANY Securities. Such listings must include the date that the account was established. All transaction and holdings reports will be reviewed by management or compliance personnel. The initial and annual disclosure statements shall include information with respect to those securities referenced in Section III ("Exempted Transactions") except that with respect to accounts over which the access person has no direct or indirect influence or control, it shall be sufficient to list the account and the principal amount of the access person's holdings in such account.

   The Holdings Report provided under this Section must include (i) the title and type of Covered Security, (ii) each Covered Security's exchange ticker symbol or CUSIP number, (iii) the number of shares or the principal amount of each Covered Security (iv) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit and (v) the date that such report has been submitted.

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The Transaction Report provided under this Section must include (i) the title and type of Covered Security, (ii) each Covered Security's exchange ticker symbol or CUSIP number, (iii) the number of shares or the principal amount of each Covered Security (iv) the price at which the transaction was effected,
(v) the date of the transaction, (vi) the name of the broker, dealer or bank through which the transaction was effected, (vii) the nature of the transaction (e.g. purchase, sale), and (viii) with respect to fixed income securities, the interest rate and maturity date with respect to the Covered Security. Reports should also include the date that such report has been submitted.

For the avoidance of doubt, information with respect to private placements is required to be included in all reports submitted pursuant to this Section V. For new access persons, the initial holdings report must contain information that is current as of date no more than 45 days prior to the date the person became an access person.

VI. Sanctions

   Upon discovering a violation of this Code, the GWK Executive Committee may impose such sanctions, as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

VII. Retention of Records

   This Code of Ethics, a copy of each report filed by access persons, any written report relating to the interpretation of such Codes, or violations thereunder, and lists of all persons required to make reports, shall be preserved with records of the Company for the period required by Rule 17j-1.

VIII. Annual Certification

   Each access person of the Company will be required to certify each year that they have read and understood this Code of Ethics.

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